Exhibit 7

Addendum Agreement to Registration Rights and Lock-Up Agreement

This Addendum Agreement (“Addendum Agreement”) is executed on February 22, 2018, by the undersigned (the “New Holder”) pursuant to the terms of that certain Registration Rights and Lock-Up Agreement dated as of December 21, 2017 (the “Agreement”), by and among Estre Ambiental, Inc. (f/k/a Boulevard Acquisition Corp II Cayman Holding Company), a Cayman Islands exempted company limited by shares (the “Company”), and the Investors identified therein, as such Agreement may be amended, supplemented or otherwise modified from time to time. Capitalized terms used but not defined in this Addendum Agreement shall have the respective meanings ascribed to such terms in the Agreement.

By the execution of this Addendum Agreement, the New Holder agrees as follows:

1.                                      Acknowledgment. New Holder acknowledges that New Holder is acquiring certain Registrable Securities (as defined in the Agreement) as a transferee of such Registrable Securities from a party in such party’s capacity as a holder of Registrable Securities under the Agreement, and after such transfer, New Holder shall be considered an “Investor” and a holder of Registrable Securities for all purposes under the Agreement.

2.                                      Agreement. New Holder hereby (a) agrees that the Registrable Securities shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if the New Holder were originally a party thereto.

3.                                      Notice. Any notice required or permitted by the Agreement shall be given to New Holder at the address or facsimile number listed below New Holder’s signature below.

NEW HOLDER:		ACCEPTED AND AGREED:

Print Name:	Sonia Gardner	ESTRE AMBIENTAL, INC.

By:	/s/ Sonia Gardner	By:	/s/ Fabio D’Ávila Carvalho
Fabio D’Ávila Carvalho
Chief Financial Officer